Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement Nos. 333-159741, 333-159741-01, 333-159741-02, 333-159741-03 on Form F-3 of our reports dated March 6, 2009, relating to the consolidated financial statements of UnionBanCal Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the Company’s privatization transaction during the year ended December 31, 2008) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of UnionBanCal Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

June 26, 2009